Exhibit 99.1

Central Garden & Pet Announces Strong Q1 2021 Results

Q1 2021 net sales increased 22.7% to $592.2 million

Q1 2021 diluted EPS of $0.10; an increase of $0.18 vs. prior year

Q1 2021 diluted Non-GAAP EPS of $0.29; up $0.37 vs. prior year

Acquisitions strengthen Central's position in the Garden Segment

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 3, 2021--Central Garden & Pet Company (NASDAQ: CENT, CENTA) ("Central"), a market leader in the Garden and Pet industries, today announced financial results for its fiscal 2021 first quarter ended December 26, 2020.

“We delivered another quarter of strong financial results reflecting solid execution, robust consumer demand in Pet and Garden and the unwavering dedication of our employees,” said Tim Cofer, CEO of Central Garden & Pet. “I’m pleased with the continued progress against our Central to Home strategy and remain excited about the road ahead. Recent examples of our strategy in action include three acquisitions, which will build scale in our Garden segment, expand into attractive adjacencies and advance our omnichannel and digital capabilities.”

Fiscal 2021 First Quarter Financial Results

Total net sales increased 22.7% to $592.2 million compared to $482.8 million in the first quarter a year ago, driven by organic strength in both segments.

First quarter gross margin increased 70 basis points to 27.9%, driven by favorable mix of product sales and volume-related efficiencies partially offset by continued supply-chain constraints and inflationary pressures.

Operating income increased to $27.0 million from $2.1 million in the first quarter a year ago. Operating margin increased 420 basis points to 4.6% compared to 0.4% in the prior year quarter, driven by improved gross margin as well as operating efficiencies. EBITDA increased 162.8% to $40.0 million from $15.2 million in the first quarter a year ago.

Net interest expense increased to $20.8 million from $8.6 million in the first quarter a year ago, mainly due to incremental interest expense related to recognizing the impacts of the call premium, unamortized debt issuance cost and double interest on the debt retired during the quarter.

The Company's net income increased $10.0 million to $5.6 million from a net loss of $4.4 million in the first quarter a year ago. Diluted earnings per share for the quarter grew $0.18 to $0.10 from $(0.08) in the prior year quarter. This translates to non-GAAP diluted earnings per share of $0.29, up $0.37 from $(0.08) in the quarter a year ago, excluding the incremental interest expense related to debt refinancing and the loss on the sale of the Breeder's Choice business.

Garden Segment Fiscal 2021 First Quarter Results

First quarter net sales for the Garden segment increased 34.1% to $155.8 million, driven by strength across the portfolio, with particularly strong growth in distribution, wild bird feed, grass seed, controls and fertilizers and live plants.

Garden segment operating income increased $11.5 million to $4.7 million from an operating loss of $6.9 million in the prior year quarter, and operating margin rose 890 basis points to 3.0%. Garden segment EBITDA of $7.3 million was up from $(4.2) million in the prior year quarter, primarily driven by volume strength and gross margin improvement coupled with operating leverage.

Pet Segment Fiscal 2021 First Quarter Results

First quarter net sales for the Pet segment increased 19.0% to $436.4 million from $366.6 million in the first quarter a year ago, driven by strong growth across the segment, with notable contributions from dog and cat, distribution and small animal supplies.

Pet segment operating income increased to $43.5 million, up 51.5% compared to the first quarter a year ago, and operating margin rose 220 basis points to 10.0%. Pet segment EBITDA increased to $52.6 million from $37.8 million in the first quarter a year ago, primarily driven by stronger sales volume and favorable product mix as well as overhead efficiencies.

Additional Information

The Company's cash balance at the end of the quarter increased 36.4% to $608.3 million compared to $445.8 million in the first quarter a year ago. The Company used approximately $83 million of its cash to pay for the acquisition of DoMyOwn. Cash used by operations during the quarter was $36.1 million compared to $18.0 million in the first quarter a year ago. The increase was driven primarily by an increase in inventory due to the seasonal build in preparation for the lawn and garden season and the overall demand for the Company's products.

Total debt as of December 26, 2020 was $789.0 million compared to $693.4 million at December 28, 2019. The Company successfully refinanced its 2023 senior notes, raising an additional $100 million of debt. The Company's leverage ratio at the end of the first quarter, as defined in the Company's credit agreement, was 2.3x compared to 3.0x at the end of the prior year quarter.

The Company’s effective tax rate was 19.7% compared with 27.6% for the first quarter in the prior year.

Acquisitions

On December 18, 2020, the Company closed the acquisition of DoMyOwn, a leading and fast-growing online retailer of professional-grade control products, strengthening the Company's position in the control product category. Further, on January 8, the Company closed the acquisition of Hopewell Nursery, a leading provider of live plants. The acquisition of Green Garden Products, a leading provider of vegetable, herb and flower seed packages and seed starters, is expected to close in the second quarter of fiscal 2021. These acquisitions are very recent and subject to purchase accounting. The Company will provide information as to management's expectations regarding the impact of the acquisitions on the Company's fiscal 2021 results during the Company's second quarter earnings call.

2021 Guidance

The Company continues to project fiscal 2021 EPS to be at or above $1.90, as compared to prior year EPS of $2.20. This guidance does not include the impact of its recent acquisitions or additional acquisitions that may close during fiscal 2021. As previously stated, the projected decline compared to fiscal 2020 reflects additional investments in capacity expansion, brand building and eCommerce as the Company continues to invest in sustainable growth, increasing labor and freight and key commodity costs in addition to resuming more normal levels of promotional activity and travel. The Company also anticipates second-half headwinds associated with lapping almost ideal weather for the gardening season and the COVID-19 tailwinds in fiscal 2020. In addition, the Company incurred non-GAAP expenses in the first quarter of fiscal 2021 related to its recent debt refinancing as well as the loss on the sale of the Breeder's Choice business, which impacts EPS by $(0.15) and $(0.04), respectively.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter fiscal 2021 results. The conference call will be accessible on the investor relations section of the Company's website http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13714995. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13714995.

The Company has also made available an Investor Presentation on the investor relations section of the Company's website http://ir.central.com.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT, CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With 2020 net sales of $2.7 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to help lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 6,300 employees across North America and Europe. For additional information about Central, please visit the Company’s website at www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased levels of investment to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, in addition to resuming more normal levels of travel and promotional activity and their impact on future growth, and earnings guidance for fiscal 2021, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  the impact of the COVID-19 pandemic on our business, including but not limited to, (i) the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition, (ii) our ability to successfully manage the challenges associated with the COVID-19 pandemic, and (iii) the potential for future reductions in demand for product categories, which benefited from the COVID-19 pandemic;
  the success of our new Central to Home strategy
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  risks associated with our acquisition strategy, including our ability to successfully integrate our recently announced acquisitions;
  the impact of new accounting regulations on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impact of tariffs or further expansion of the trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended December 26, 2020, so all financial results are preliminary and subject to change.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts, unaudited)

ASSETS	December 26, 2020	December 28, 2019	September 26, 2020
Current assets:
Cash and cash equivalents	$608,285	$445,813	$652,712
Restricted cash	13,670	12,990	13,685
Accounts receivable (less allowances of $30,951, $21,257 and $27,661)	322,806	268,229	391,773
Inventories, net	574,878	556,479	439,615
Prepaid expenses and other	28,074	37,569	27,498
Total current assets	1,547,713	1,321,080	1,525,283

Plant, property and equipment, net	252,157	241,795	244,667
Goodwill	289,955	289,854	289,955
Other intangible assets, net	131,557	145,153	134,924
Operating lease right-of-use assets	115,833	105,277	115,882
Other assets	108,884	31,998	28,653
Total	$2,446,099	$2,135,157	$2,339,364

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$216,991	$184,659	$205,234
Accrued expenses	189,290	124,774	201,436
Current lease liabilities	34,834	34,320	33,495
Current portion of long-term debt	97	107	97
Total current liabilities	441,212	343,860	440,262

Long-term debt	788,921	693,329	693,956
Long-term lease liabilities	85,729	75,283	86,516
Deferred income taxes and other long-term obligations	43,224	49,513	40,956

Equity:
Common stock, $0.01 par value: 11,336,358, 11,484,297 and 11,336,358 shares outstanding at December 26, 2020, December 28, 2019 and September 26, 2020	113	115	113
Class A common stock, $0.01 par value: 42,171,329, 42,289,882 and 41,856,626 shares outstanding at December 26, 2020, December 28, 2019 and September 26, 2020	422	423	419
Class B stock, $0.01 par value: 1,612,374 shares outstanding at December 26, 2020, 1,647,922 at December 28, 2019 and 1,612,374 at September 26, 2020	16	16	16
Additional paid-in capital	570,678	570,117	566,883
Retained earnings	516,394	403,693	510,781
Accumulated other comprehensive loss	(1,032)	(1,240)	(1,409)
Total Central Garden & Pet Company shareholders’ equity	1,086,591	973,124	1,076,803
Noncontrolling interest	422	48	871
Total equity	1,087,013	973,172	1,077,674
Total	$2,446,099	$2,135,157	$2,339,364

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	December 26, 2020	December 28, 2019
Net sales	$592,230	$482,828
Cost of goods sold and occupancy	426,811	351,562
Gross profit	165,419	131,266
Selling, general and administrative expenses	138,379	129,201
Operating income	27,040	2,065
Interest expense	(20,975)	(10,641)
Interest income	206	2,004
Other income	752	305
Income (loss) before income taxes and noncontrolling interest	7,023	(6,267)
Income tax expense (benefit)	1,381	(1,728)
Income (loss) including noncontrolling interest	5,642	(4,539)
Net income (loss) attributable to noncontrolling interest	29	(122)
Net income (loss) attributable to Central Garden & Pet Company	$5,613	$(4,417)
Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$0.10	$(0.08)
Diluted	$0.10	$(0.08)
Weighted average shares used in the computation of net income (loss) per share:
Basic	53,734	54,755
Diluted	54,686	54,755

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)

	Three Months Ended
	December 26, 2020	December 28, 2019
Cash flows from operating activities:
Net income (loss)	$5,642	$(4,539)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	12,915	13,140
Amortization of deferred financing costs	475	446
Non-cash lease expense	9,087	8,513
Stock-based compensation	4,669	4,152
Debt extinguishment costs	8,577	—
Loss on sale of business	2,611	—
Deferred income taxes	973	1,890
Gain on sale of property and equipment	(664)	(8)
Other	210	474
Change in assets and liabilities (excluding businesses acquired):
Accounts receivable	68,929	32,173
Inventories	(137,635)	(89,327)
Prepaid expenses and other assets	(1,362)	(8,065)
Accounts payable	10,134	35,700
Accrued expenses	(13,393)	(4,422)
Other long-term obligations	1,437	115
Operating lease liabilities	(8,720)	(8,264)
Net cash used by operating activities	(36,115)	(18,022)
Cash flows from investing activities:
Additions to plant, property and equipment	(14,661)	(9,877)
Payments to acquire companies, net of cash acquired	(80,887)	—
Proceeds from the sale of business	2,400	—
Investments	—	(424)
Other investing activities	(223)	(75)
Net cash used in investing activities	(93,371)	(10,376)
Cash flows from financing activities:
Repayments of long-term debt	(400,024)	(31)
Proceeds from issuance of long-term debt	500,000	—
Premium paid on extinguishment of debt	(6,124)	—
Repurchase of common stock, including shares surrendered for tax withholding	(871)	(23,054)
Payment of contingent consideration liability	(110)	(77)
Distribution to noncontrolling interest	(478)	—
Payment of financing costs	(8,031)	(869)
Net cash provided (used) by financing activities	84,362	(24,031)
Effect of exchange rate changes on cash and cash equivalents	682	531
Net decrease in cash, cash equivalents and restricted cash	(44,442)	(51,898)
Cash, cash equivalents and restricted cash at beginning of period	666,397	510,701
Cash, cash equivalents and restricted cash at end of period	$621,955	$458,803
Supplemental information:
Cash paid for interest	$13,180	$12,944

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net income and diluted net income per share, EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)

During the first quarter of fiscal 2021, we issued $500 million aggregate principal amount of 4.125% senior notes due October 2030. We used the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs in interest expense. These amounts are included in Interest expense in the consolidated statements of operations.

(2)

During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder’s Choice business unit after concluding it was not a strategic business for our Pet segment.

		GAAP to Non-GAAP Reconciliation For the Three Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		December 26, 2020	December 28, 2019
		(in thousands, except per share amounts)
GAAP net income (loss) attributable to Central Garden & Pet Company		$5,613	$(4,417)
Incremental expenses from note redemption and issuance	(1)	9,952	—
Loss on sale of business	(2)	2,611	—
Tax effect of incremental expenses and loss on sale		$(2,470)	$—
Non-GAAP net income (loss) attributable to Central Garden & Pet Company		$15,706	$(4,417)
GAAP diluted net income (loss) per share		$0.10	$(0.08)
Non-GAAP diluted net income (loss) per share		$0.29	$(0.08)
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,686	54,755

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Three Months Ended December 26 2020
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
	(in millions)
Reported net sales - Q1 FY21 (GAAP)	$592.2		$436.4		$155.8
Reported net sales - Q1 FY20 (GAAP)	482.8		366.6		116.2
Increase in net sales	109.4	22.7%	69.8	19.0%	39.6	34.1%
Effect of acquisition and divestitures on increase in net sales	1.6		1.9		(0.3)
Increase in organic net sales - Q1 FY21	$111.0	23.0%	$71.7	19.6%	$39.3	33.8%

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended December 26, 2020
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	—	—	—	$5,613
Interest expense, net	—	—	—	20,769
Other income	—	—	—	(752)
Income tax expense	—	—	—	1,381
Net income attributable to noncontrolling interest	—	—	—	29
Sum of items below operating income	—	—	—	21,427
Income (loss) from operations	$4,651	$43,525	$(21,136)	$27,040
Depreciation & amortization	2,638	9,085	1,192	12,915
EBITDA	$7,289	$52,610	$(19,944)	$39,955
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended December 28, 2019
	Garden	Pet	Corp	Total
	(in thousands)
Net loss attributable to Central Garden & Pet Company	—	—	—	$(4,417)
Interest expense, net	—	—	—	8,637
Other income	—	—	—	(305)
Income tax benefit	—	—	—	(1,728)
Net loss attributable to noncontrolling interest	—	—	—	(122)
Sum of items below operating income	—	—	—	6,482
Income (loss) from operations	$(6,883)	$28,737	$(19,789)	$2,065
Depreciation & amortization	2,713	9,072	1,355	13,140
EBITDA	$(4,170)	$37,809	$(18,434)	$15,205

Contacts

Investor Relations Contact
Friederike Edelmann
925 412-6726
fedelmann@central.com